EXHIBIT 99.1

For Additional Information:
Corporate Communications, Cygnus, Inc.
(650) 369-4300 www.cygn.com

FOR IMMEDIATE RELEASE

Cygnus Reports First Quarter Financial Results

U.S. Launch of the GlucoWatch® Biographer Highlights Recent Events

Redwood City, CA — April 24, 2002 — Cygnus, Inc. (Nasdaq: CYGN) today reported total revenue of $266,000 for the quarter ended March 31, 2002, compared to $5.0 million for the quarter ended March 31, 2001. Cygnus posted a net loss of $8.6 million ($0.24/share) for the quarter ended March 31, 2002, compared to a net loss of $4.9 million ($0.18/share) for the quarter ended March 31, 2001.

“During the first quarter there was tremendous effort focused on the April 15 launch of the GlucoWatch® Biographer in the United States, which was obviously an historic event for Cygnus. The GlucoWatch Biographer represents a revolutionary advance in glucose monitoring compared to standard blood testing, and we believe the frequent, automatic and noninvasive measurements will result in better informed diabetes management choices for people with diabetes,” stated John C Hodgman, Chairman, Chief Executive Officer and President of Cygnus, Inc. “Another important event was the surprisingly rapid approval of our second generation product, the GlucoWatch® G2™ Biographer, only three months after submission to the U.S. Food and Drug Administration (FDA). We expect to begin selling this new Biographer later this year.”

Contract revenues from the National Institutes of Health (NIH) Small Business Innovative Research (SBIR) Phase I grant amounted to $110,000 for the quarter ended March 31, 2002. Contract revenues for the quarter ended March 31, 2001 of $5.0 million were primarily due to milestone revenue from a former partner related to the FDA approval of the GlucoWatch Biographer. Product revenues for the quarter ended March 31, 2002 were $156,000 and reflected sales in the United Kingdom. No product revenues were recognized for the quarter ended March 31, 2001.

The Company had total costs and expenses of $8.1 million for the quarter ended March 31, 2002, compared to $9.9 million for the quarter ended March 31, 2001. Costs of product revenues for the quarter ended March 31, 2002 were $555,000 and related to products sold in the United Kingdom and the excess manufacturing capacity put in place to accommodate the Company’s launch of the GlucoWatch Biographer in the United States in April 2002. Research and development costs were $3.7 million for the quarter ended March 31, 2002, compared to $6.8 million for the quarter ended March 31, 2001. In the first quarter of 2001, prior to FDA approval of the GlucoWatch Biographer and commercial manufacturing processes, material was generally charged to research and development expense upon receipt. In the first quarter of 2002, subsequent to the controlled product launch in the United Kingdom and in anticipation of product launch in the United States, these corresponding costs were carried in inventory.  As a result, research and development expenses for the quarter ended March 31, 2002, when compared to the quarter ended March 31, 2001, decreased substantially. Marketing, general and administrative expenses for the quarter ended March 31, 2002 were $3.8 million, compared to $3.1 million for the quarter ended March 31, 2001. The increase was primarily due to supporting development of education and training programs for health care professionals and patients in the United States, and development of promotional programs and materials in anticipation of the U.S. launch of the GlucoWatch Biographer.

Total net interest income (expense) for the quarter ended March 31, 2002 was $(775,000), compared to $422,000 for the quarter ended March 31, 2001. The net interest income for the quarter ended March 31, 2001, reflects a gain of $1.1 million on the sale of certain marketable equity securities.

The Company ended March 31, 2002 with cash, cash equivalents and investments of $21.2 million, after paying $8.0 million in obligations pursuant to a 1997 arbitration settlement award with Sanofi~Synthelabo.

The Company’s results of operations and level of revenues may vary significantly from period to period and are not necessarily indicative of expected results of operations or revenues in future periods.

“During the first quarter of 2002, preparation for the U.S. launch included educating and training Sankyo Pharma Inc. sales and managed care representatives about the GlucoWatch Biographer. Our pre-launch strategy was for Sankyo sales representatives to begin educating health care professionals about the benefits and proper use of the Biographer prior to the commencement of customer sales, because the Biographer requires a prescription for purchase,” stated Craig W. Carlson, Chief Operating Officer, Chief Financial Officer and Senior Vice President of Cygnus, Inc. “As of April 22, we have sent out more than 40,000 Introductory Training Brochures to potential customers, and we continue to send out more as requests come in. We are excited to make the GlucoWatch Biographer available in the United States, and we anticipate a steady growth of sales throughout 2002.”

The process for purchasing a GlucoWatch Biographer starts with customers requesting an Introductory Training Brochure, which contains a detailed description of the product as well as an order form. After reading the brochure, customers will call the Company’s toll free number to complete a short self-assessment mandated by the FDA to help determine if the Biographer is right for them. Customers must then get a prescription from a physician and mail or fax it to the Company. Finally, the customer’s credit card is charged and the GlucoWatch Biographer is shipped to a designated address. Information about how to order a GlucoWatch Biographer can be obtained by calling 1-866-GLWATCH (1-866-459-2824) or by registering at www.glucowatch.com.

Cygnus and Sankyo have been collaborating closely on sales and marketing efforts under a co-promotion agreement signed in November 2001. The agreement relates to the sale of the GlucoWatch Biographer and other similar glucose monitoring products in the United States. The agreement calls for Sankyo to provide a 50-person specialty sales force, well-versed in diabetes and its treatment, to leverage Sankyo’s already established relationships with physicians having the highest potential for prescribing the GlucoWatch Biographer.  Sankyo may also provide broad market coverage through its 450 primary care sales representatives.  In addition, Sankyo may deploy 20 managed care account managers to obtain insurance reimbursement for the GlucoWatch Biographer and 20 medical managers who will communicate key scientific data to medical professionals. Sankyo Pharma Inc. is a wholly owned subsidiary of Sankyo Co., Ltd., the second largest drug company in Japan.  Sankyo is a recognized research-based company and a source of new therapeutic agents, including drugs for cardiovascular disease and diabetes.

The GlucoWatch Biographer consists of two main parts: the durable Biographer, which is the watch-like device that attaches to a person’s forearm, and the AutoSensor, the disposable component that attaches to the back of the Biographer and allows for glucose monitoring for up to 12 hours. The price of the Starter Kit, which includes the GlucoWatch Biographer, instructional video, user guide, battery charger and two rechargeable batteries, as well as other accessories, is $595. AutoSensors are sold in cartons of 16 and sell for $69.75.  Also available for sale at $35.00 is the GlucoWatch® Analyzer, FDA-approved software that downloads data retrieved by the individual’s Biographer into a personal computer for display and storage of data.  The software uses the data to generate statistical reports and graphs that are designed to create a comprehensive picture of an individual’s recent glucose level history and allow for analysis of trends and patterns in glucose levels.

The GlucoWatch Biographer is the first and only glucose monitoring system that provides readings frequently, automatically and non-invasively, up to three times an hour, for up to twelve hours day or night.  The Biographer is a glucose monitoring device designed to detect trends and track patterns in glucose levels in adults (ages 18 and older) with diabetes.  This device is intended for use by patients at home and in health care facilities.  It is for prescription use only.  The Biographer is intended for use as an adjunctive device to supplement, not replace, information obtained from standard home glucose monitoring devices.  The GlucoWatch Biographer is indicated for use in detection and assessment of episodes of hyperglycemia and hypoglycemia, facilitating both acute and long-term therapy adjustments, which may minimize these excursions. Interpretation of Biographer results should be based on the trends and patterns seen within several sequential readings over time. The GlucoWatch Biographer differs from other glucose monitoring systems in several ways.  It is non-invasive, collecting glucose through the skin, not from blood.  It automatically measures and displays glucose levels and detects trends and patterns in glucose levels as opposed to a single, discrete reading.  It has alert systems to inform users when glucose levels are too high, too low or declining rapidly.  The Biographer also stores up to 4,000 glucose values in an electronic diary that can be reviewed at the touch of a button or uploaded into a software program to enable detailed analysis of glucose fluctuations.

Cygnus, Inc. is engaged in the development, manufacture and marketing of diagnostic medical devices, utilizing proprietary technologies to satisfy unmet medical needs cost-effectively. The first such device is a frequent, automatic and non-invasive glucose monitoring device, the first-generation GlucoWatch Biographer. A supplemental pre-market approval (PMA) submission is currently under expedited review by the FDA for use of the GlucoWatch Biographer by children and adolescents (ages 7-17). The GlucoWatch Biographer has also received the CE mark permitting sales in the European Union, and Cygnus is currently selling the first-generation product in the United Kingdom and United States.

More information about Cygnus can be found at the corporate web site: http://www.cygn.com. Additional information about the GlucoWatch Biographer can be obtained by calling the Company’s toll-free number, 1-866-GLWATCH, or by visiting http://www.glucowatch.com.

Some of the statements in this news release are forward-looking statements that involve risks and uncertainties. These forward-looking statements include statements about the Company’s plans, objectives, expectations, intentions and assumptions and other statements contained in this news release that are not statements of historical fact. Forward-looking statements include, but are not limited to, statements about the Company’s ability to manufacture and commercially scale up the GlucoWatch Biographer, the Company’s plans for commercialization alliances, the Company’s ability to achieve market acceptance of the GlucoWatch Biographer, and the Company’s plans for enhancements and possible manufacturing changes through the regulatory process. In some cases, you can identify these statements by words such as “may,” “will,” “should,” “estimates,” “predicts,” “potential,” “continues,” “strategy,” “believes,” “anticipates,” “plans,” “expects,” “intends” and similar expressions. Cygnus cannot guarantee future results, levels of activity, performance or achievements. Actual results and the timing of certain events may differ significantly from the results discussed in the forward-looking statements. The Company refers you to the documents the Company files from time to time with the Securities and Exchange Commission, including the Company’s Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, which contain descriptions of certain factors that could cause the Company’s actual results to differ from the Company’s current expectations and any forward-looking statements contained in this news release. “GlucoWatch” is a registered trademark of Cygnus, Inc.

END

(Financial Table to Follow)

CYGNUS, INC.

Consolidated Condensed Statements of Operations

(In thousands, except per share data)

(unaudited)

	Three months ended March 31,

	2002	2001
Contract revenues	$110	$5,033
Product revenues	156	—
Total revenues	266	5,033
Costs and expenses:
Costs of product revenues	555	—
Research and development	3,663	6,755
Marketing, general and administrative	3,845	3,147
Total costs and expenses	8,063	9,902

Loss from operations	(7,797)	(4,869)

Interest income and (expense) and other, net	(775)	422
Loss from operations before income tax	(8,572)	(4,447)

Provision for taxes	(12)	(500)

Net loss	$(8,584)	$(4,947)

Net loss per share, basic and diluted	$(0.24)	$(0.18)

Shares used in computation of net loss per share, basic and diluted	35,292	27,715

Summary Consolidated Condensed Balance Sheet

(In thousands)

(unaudited)

March 31, 2002

Current assets	$27,028
Equipment and improvements, net	7,681
Other assets	500
Total assets	$35,209
Current liabilities	14,419
Long-term obligations	30,798
Stockholders’ net capital deficiency	(10,008)
Total liabilities and Stockholders’ net capital deficiency	$35,209